                                                                    EXHIBIT 10.2

                  TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

         THIS TAX ALLOCATION AND INDEMNIFICATION AGREEMENT (this "Agreement") is dated as of September 1, 2004, by and between PC Mall, Inc., a Delaware corporation ("PC Mall"), and eCOST.com, Inc., a Delaware corporation ("eCOST")
(each, individually a "Party," and collectively, the "Parties").

         WHEREAS, PC Mall is the common parent corporation of various directly and indirectly wholly-owned subsidiaries (the "PC Mall Consolidated Group")
including eCOST;

         WHEREAS, members of the PC Mall Consolidated Group have heretofore joined in filing consolidated federal and combined income tax returns;

         WHEREAS, the Board of Directors of PC Mall has determined that it is appropriate, desirable and in the best interests of PC Mall and its businesses as well as of the holders of PC Mall common stock, for PC Mall: (i) to contribute or otherwise transfer to eCOST, and to cause certain of its
Affiliates to contribute or otherwise transfer to eCOST, certain Assets and
Liabilities associated with the eCOST Business as defined in the Master
Separation and Distribution Agreement dated as of the date hereof, by and between PC Mall and eCOST (the "Distribution Agreement"); (ii) to cause eCOST to make an initial public offering of its Common Stock, par value $.001 per share
(the "Offering"); and (iii) following the consummation of the Offering, to distribute pro rata to the holders of the PC Mall Common Stock all of its outstanding shares of common stock of eCOST (the "eCOST Common Shares") as set forth in the Distribution Agreement, subject to the satisfaction or waiver of the conditions set forth therein;

         WHEREAS, as a result of the Distribution (as defined in the
Distribution Agreement), eCOST will cease to be a member of the PC Mall
Consolidated Group; and

         WHEREAS, PC Mall and eCOST desire to allocate the Tax (as defined herein) burdens and benefits of transactions which occurred on or prior to the
Distribution Date (as defined herein) and to provide for certain other Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns (as defined herein), the payment of Taxes, and the prosecution and defense of any Tax controversies.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1.  GENERAL.

         Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

         "Accountant" shall have the meaning set forth in Section 8.2(e) of this
Agreement.

         "Active Trade or Business" shall mean the active conduct (as defined in
Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by eCOST of the eCOST Business.

         "Actually Realized" shall mean, for purposes of determining the timing of the realization of a Refund by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes paid by such Person is reduced below the amount of Income Taxes that such Person would have been required to pay but for such payment, transaction, occurrence or event.

         "Affiliate" shall mean an entity with respect to which a Party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         "After Tax Amount" shall mean any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including the receipt or payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

         "Audit" shall mean any audit, assessment of Taxes, other examination by any Governmental Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

         "Board Certificate" shall have the meaning set forth in Section 5.2(e)
of this Agreement.

         "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, including any successor legislation.

         "Combined Return" shall mean any state, local or foreign Tax Return with respect to Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis.

         "Consolidated Group" shall mean a group of entities that files a
Consolidated Return.

         "Consolidated Return" shall mean any Tax Return with respect to U.S.
federal Income Taxes filed on a consolidated basis.

         "Contribution" shall mean the contribution of assets by PC Mall itself directly to eCOST itself pursuant to Section 2.1 of the Distribution Agreement.

         "Crossover Options(s)" shall have the meaning set forth in Section
7.2(b) of this Agreement.

         "Distribution Agreement" shall have the meaning set forth in the recitals hereto.

         "Distribution Date" shall mean the close of business on the date on which the Distribution is effected.

         "Distribution Taxes" shall mean any Taxes imposed on PC Mall or any
Affiliate of PC Mall (other than eCOST), resulting from or in connection with the failure of the Distribution to be tax-free to PC Mall under the Code
(including, without limitation, any Tax resulting from the failure of the
Distribution to qualify under Section 355 or Section 368 of the Code or the application of Section 355(d) or Section 355(e) of the Code to the Distribution)
or corresponding provisions of the laws of any other jurisdictions. Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal corporate rate applicable to such Tax for the relevant taxable period (or portion thereof).

         "eCOST" shall have the meaning set forth in the recitals hereto.

         "eCOST Business" shall have the meaning set forth in the Distribution
Agreement.

         "eCOST Capital Stock" shall mean all classes or series of capital stock of eCOST, including (i) the eCOST Common Shares; (ii) all options, warrants and other rights to acquire such capital stock; and (iii) all instruments properly treated as stock in eCOST for U.S. federal Income Tax purposes.

         "eCOST Common Shares" shall have the meaning set forth in the recitals hereto.

         "eCOST Indemnitees" shall mean eCOST, its directors, officers, employees, agents and stockholders.

         "eCOST Option" shall mean an option to acquire eCOST Capital Stock.

         "eCOST Optionee" shall mean a person who at the time of the exercise of a Replacement Option (i) is employed by or otherwise providing services to
eCOST, or (ii) is not employed by or otherwise providing services to a member of either eCOST or the PC Mall Group but who previously was employed by or otherwise provided services to eCOST and after the termination of such relationship did not become employed by or otherwise provide services to a member of the PC Mall Group.

         "eCOST Separate Federal Amount" shall have the meaning set forth in
Section 2.4(b) of this Agreement.

         "eCOST Separate Combined Amount" shall have the meaning set forth in
Section 2.4(c) of this Agreement.

         "eCOST Separate Tax Return Amount" shall have the meaning set forth in
Section 2.4(a) of this Agreement.

         "Effective Period" shall include all taxable periods of the PC Mall
Consolidated Group that begin or end on or after the date of the Offering, provided that eCOST is included in the PC Mall Consolidated Group for a portion of such taxable period.

         "Fifty-Percent or Greater Interest" shall have the meaning ascribed to such term for purposes of Sections 355(d) and 355(e) of the Code.

         "Filing Party" shall have the meaning set forth in Section 8.1(a) of this Agreement.

         "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

         "Foreign Taxes" shall mean any Taxes imposed by a foreign Governmental
Authority.

         "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "Income Tax Return" shall mean any Tax Return with respect to Income
Taxes.

         "Income Taxes" shall mean any Taxes determined by or with reference to income or imposed in lieu of income Taxes, such as Taxes based on net worth or gross receipts. "Income Taxes" shall include any minimum or alternative minimum
Tax.

         "Indemnifying Party" shall mean either PC Mall or eCOST, as the case may be, in its capacity as the party from which indemnification may be sought as provided in this Agreement.

         "Indemnitee" shall mean a PC Mall Indemnitee or eCOST Indemnitee, as the case may be.

         "IRS" shall mean the U.S. Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

         "Non-Filing Party" shall mean PC Mall, if eCOST is the Filing Party, and eCOST, if PC Mall is the Filing Party.

         "Offering" shall have the meaning set forth in the recitals hereto.

         "Officer's Certificate" shall mean the letters executed by officers of
PC Mall and eCOST provided to Morrison and Foerster LLP, in connection with the
Tax Opinion.

         "Owing Party" shall have the meaning set forth in Article III of this
Agreement.

         "Owed Party" shall have the meaning set forth in Article III of this
Agreement.

         "Party" or "Parties" shall have the meanings as defined in the recitals hereto.

         "PC Mall" shall have the meaning set forth in the recitals hereto.

         "PC Mall Combined Return" shall mean any Combined Return that actually includes, by election or otherwise, PC Mall or one or more of its Affiliates together with eCOST or one or more of its Affiliates.

         "PC Mall Consolidated Federal Return" shall mean any consolidated federal Income Tax Return or amendment thereof of the PC Mall Consolidated Group for any PC Mall Consolidated Return Period.

         "PC Mall Consolidated Group" shall mean, (i) with respect to federal
Income Tax as to any taxable period, PC Mall and Affiliates of PC Mall included in a consolidated federal Income Tax Return with PC Mall as the common parent, and (ii) with respect to Taxes other than federal Income Tax, as to any taxable period, PC Mall and Affiliates of PC Mall included in a Combined Return which includes PC Mall or one or more Affiliates of PC Mall.

         "PC Mall Consolidated Return Period" shall mean a taxable period that ends prior to or includes the Distribution Date for which a consolidated, combined or unitary (as applicable) federal, state, local or foreign Income Tax
Return is filed or required to be filed by the PC Mall Consolidated Group.

         "PC Mall Consolidated Tax Liability" shall mean, with respect to any PC
Mall Consolidated Return Period, the Income Tax liability of the PC Mall
Consolidated Group with respect to a PC Mall Consolidated Federal Return or a PC
Mall Combined Return.

         "PC Mall Group" shall mean the PC Mall Consolidated Group, excluding
eCOST.

         "PC Mall Indemnitees" shall mean each member of the PC Mall Group, each of their respective directors, officers, employees, agents, and shareholders.

         "PC Mall Option" shall mean an option to acquire stock of PC Mall.

         "PC Mall Optionee" shall mean a person who at the time of the exercise of a Replacement Option (i) is employed by or otherwise providing services to a member of the PC Mall Group, or (ii) is not employed by or otherwise providing services to a member of either the PC Mall Group or eCOST but who previously was employed by or otherwise provided services to a member of the PC Mall Group and after the termination of such relationship did not become employed by or otherwise provide services to eCOST.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Post-Distribution Period" shall mean a taxable period beginning on or after the Distribution Date.

         "Proposed Acquisition Transaction" shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7T,
or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by
eCOST management or shareholders, is a hostile acquisition, or otherwise, as a result of which eCOST would merge or consolidate with any other Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from eCOST and/or one or more holders of outstanding shares of
eCOST Capital Stock, a number of shares of eCOST Capital Stock that would, when combined with the number of shares of eCOST Capital Stock sold pursuant to the
Offering and any other changes in ownership of eCOST Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise forty percent (40%) or more of
(i) the value of all outstanding shares of stock of eCOST as of the date of such transaction; or (ii) the total combined voting power of all outstanding shares of voting stock of eCOST as of the date of such transaction, or, with respect to either (i) or (ii), in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed
Acquisition Transaction shall not include: (i) the adoption by eCOST of a shareholder rights plan; or (ii) issuances of eCOST that satisfy Safe Harbor VI
(relating to acquisitions in connection with a person's performance of services)
or Safe Harbor VII (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7T(d). This definition and the application hereof are intended to monitor compliance with Section 355(e) of the
Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

         "Refund" shall mean any refund of Taxes, including any reduction in Tax liabilities by means of a credit, offset or otherwise.

         "Replacement Option" means (i) an option to acquire stock of PC Mall or
(ii) an option to acquire stock of eCOST which option was issued pursuant to
Article V of the Employee Matters Agreement or in connection with the
Distribution, or an option that is issued in exchange for an option described in clause (i) or (ii) of this definition.

         "Restricted Period" shall mean the period beginning on the Distribution
Date and ending three years after the Distribution Date.

         "Section 5.2(e) Acquisition Transaction" shall mean any transaction or series of transactions, other than the Offering, that is not a Proposed
Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were twenty-five percent (25%) instead of forty percent (40%).

         "Sole Responsibility Item" shall mean any Tax Item for which the
Non-Filing Party has the entire economic liability under this Agreement.

         "Spin-Off" shall mean the separation of eCOST from the PC Mall
Consolidated Group by means of the Distribution.

         "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, any liability under
Treasury Regulations Section 1.1502-6 or any comparable provision of foreign, state or local law). Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another Party for indemnified taxes or refunds or credits of taxes), it shall include penalties, fines, additions to tax and interest thereon.

         "Tax Control" shall mean the definition of "control" set forth in
Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

         "Tax Counsel" shall mean a U.S. tax counsel or accountant of recognized national standing.

         "Tax Attribute" shall have the meaning as defined in Section 2.4(b) of this Agreement.

         "Tax-Free Status" shall mean the qualification of the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections
355(a) and 368(a)(1)(D) of the Code; (b) as a transaction in which the stock distributed thereby is "qualified property" for purposes of Sections 355(d),
355(e) and 361(c) of the Code; and (c) as a transaction in which PC Mall, eCOST and the shareholders of PC Mall recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of PC Mall and eCOST, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

         "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other Tax attribute relevant to the calculation of a Tax liability.

         "Tax Opinion" shall mean the opinion letter to be issued by Morrison and
Foerster LLP, addressing the U.S. federal Income Tax consequences of the
Contribution and the Distribution under Sections 368(a)(1)(D) and 355 of the
Code.

         "Tax-Related Losses" shall mean (i) all federal, state and local Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise;
(ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by
PC Mall (or any Affiliate of PC Mall) or eCOST (or any Affiliate of eCOST) in
respect of the liability of shareholders, whether paid to the shareholders or to the IRS or any other Governmental Authority, in each case, resulting from failure of the Contribution and the Distribution to have Tax-Free Status.

         "Tax Returns" shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any
Governmental Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign), and any amendments thereto.

SECTION 1.2.  REFERENCES; INTERPRETATION.

         References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes" and "including" when used in this
Agreement shall be deemed to be followed by the phrase "without limitation."
Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed references to Articles and Sections of this
Agreement. Unless the context otherwise requires, the words "hereof," "hereby"
and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                   ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS;
                          ALLOCATION OF TAX LIABILITIES

SECTION 2.1.  PC MALL CONSOLIDATED FEDERAL RETURNS.

         (a) In General. For any PC Mall Consolidated Return Period, PC Mall
shall have sole and exclusive responsibility for the preparation and filing of all PC Mall Consolidated Federal Returns with the IRS. To the extent provided by law, such Tax Returns shall include the income, gains, losses, deductions and credits of eCOST.

         (b) Cooperation. eCOST shall furnish PC Mall, at least sixty (60) days before the due date (including extensions) of any such PC Mall Consolidated
Federal Return, with the information relating to eCOST necessary to prepare and file such Tax Return, prepared in accordance with this Agreement, in accordance with instructions from PC Mall and in a manner consistent with prior Tax
Returns; eCOST shall also furnish PC Mall work papers and other such information and documentation as is reasonably requested by PC Mall with respect to eCOST.

SECTION 2.2.  PC MALL COMBINED RETURNS.

         (a) In General. For any PC Mall Consolidated Return Period, PC Mall
shall have sole and exclusive responsibility for the preparation and filing of all PC Mall Combined Returns.

         (b) Cooperation. PC Mall will timely advise eCOST of the inclusion of
eCOST in any PC Mall Combined Returns and the jurisdictions in which such returns will be filed. eCOST will evidence its agreement to be included in such return on the appropriate form(s) and will take such other actions as may be appropriate, in the opinion of PC Mall, to carry out the purposes and intent of this Section 2.2. eCOST shall furnish PC Mall, at least sixty (60) days before the due date (including extensions) of any such PC Mall Combined Return, with the information relating to eCOST necessary to prepare and file such Tax Return, prepared in accordance with this Agreement, in accordance with instructions from
PC Mall and in a manner consistent with prior Tax Returns, if any. eCOST shall also furnish PC Mall work papers and other such information and documentation as is reasonably requested by PC Mall with respect to eCOST.

SECTION 2.3.  PC MALL TAX LIABILITY.

         (a) PC Mall Consolidated Federal Return Liability. Except to the extent otherwise provided herein, for each PC Mall Consolidated Return Period, PC Mall shall be liable for and indemnify eCOST against all Tax due in respect of the PC
Mall Consolidated Federal Return, subject to reimbursement from eCOST as contemplated by Sections 2.5 and 2.6 of this Agreement.

         (b) PC Mall Combined Return Liability. Except to the extent otherwise provided herein, for each PC Mall Consolidated Return Period, PC Mall shall be liable for and indemnify eCOST against all Tax due in respect of any PC Mall
Combined Return with respect to such period, subject to reimbursement from eCOST as contemplated by Sections 2.5 and 2.6 of this Agreement.

SECTION 2.4.  eCOST SEPARATE RETURN TAX AMOUNT

         (a) In General. For any taxable period ending during the Effective
Period of this Agreement, the term "eCOST Separate Tax Return Amount" shall mean the aggregate amount, whether negative or positive, of (i) the eCOST Separate
Federal Amount and (ii) the eCOST Separate Combined Amount, each as adjusted pursuant to this Agreement.

         (b) Computation of eCOST Separate Federal Amount. For each PC Mall
Consolidated Return Period that ends during the Effective Period of this
Agreement, PC Mall shall compute the eCOST Separate Federal Amount for the portion of such periods in which eCOST is a member of the PC Mall Consolidated
Group. "eCOST Separate Federal Amount" means, with respect to each PC Mall
Consolidated Return Period, the federal Income Tax liability that would be payable by eCOST to the IRS (in which case such amount will be positive), or the federal Income Tax Refund that would be payable to eCOST (in which case such amount will be negative) if eCOST had filed a separate federal Income Tax Return for the entire period that eCOST is included in the PC Mall Consolidated Return.
In the event that eCOST has a net operating loss, tax credit or other favorable
Tax attribute (a "Tax Attribute") for federal Tax purposes for a particular PC
Mall Consolidated Return Period that would eliminate the federal Tax liability of eCOST for such taxable period but would not yield a federal Tax Refund for
eCOST on a separate federal Income Tax Return basis, the eCOST Separate Federal
Amount shall be zero for such taxable period, and such federal Tax Attribute shall be taken into account, if at all, by eCOST in a subsequent PC Mall
Consolidated Return Period on such separate return basis, as herein provided.
For the sake of clarity, it is specifically intended that eCOST shall not be entitled to any recovery for the use by the PC Mall Consolidated Group of an
eCOST federal Tax Attribute by reason of the fact that such federal Tax
Attribute is not available to eCOST in an eCOST federal Tax Return for any period beginning on or after the Distribution Date. In computing the eCOST
Separate Federal Amount, eCOST shall follow the Tax elections and other Tax positions adopted or prescribed by PC Mall.

         (c) Computation of eCOST Separate State, Local and Foreign Amount. For
each PC Mall Consolidated Return Period that ends on or after the first day of the Effective Period of this Agreement, eCOST shall compute as to each jurisdiction in which a PC Mall Combined Return is filed, the eCOST Separate
Combined Amount for the portion of such periods in which eCOST is a member of the PC Mall Consolidated Group. "eCOST Separate Combined Amount" means, with respect to each PC Mall Consolidated Return Period, as to each such jurisdiction in which a PC Mall Combined Return is filed, the Tax liability that would be payable by eCOST (in which case such amount will be positive), or the Tax Refund that would be payable to eCOST (in which case such amount will be negative) if
eCOST had filed a separate Tax Return for the entire period that eCOST is included in the PC Mall Consolidated Return, in such jurisdiction using eCOST's separate apportionment factors. In the event that eCOST would have a Tax
Attribute for a particular PC Mall Consolidated Return Period in such jurisdiction that would eliminate the Tax liability of eCOST for such taxable period in such jurisdiction but would not yield a Tax Refund for eCOST on a separate return basis, the eCOST Separate State, Local and Foreign Amount shall be zero for such taxable period, and Tax Attribute shall be taken into account, if at all, by eCOST in a subsequent PC Mall Consolidated Return Period on such separate return basis, as herein provided. For the sake of clarity, it is specifically intended that eCOST shall not be entitled to any recovery for the use by the PC Mall Consolidated Group of an eCOST Tax Attribute in such jurisdiction by reason of the fact that such Tax Attribute in such jurisdiction is not available to eCOST in an eCOST Tax Return for any period beginning on or after the Distribution Date. In computing the eCOST Separate Combined Amount,
eCOST shall follow the Tax elections and other Tax positions adopted or prescribed by PC Mall.

SECTION 2.5.  PAYMENT OF eCOST SEPARATE TAX RETURN AMOUNTS.

         (a) Payment from eCOST to PC Mall. For any PC Mall Consolidated Return
Period covered by this Agreement, if the eCOST Separate Tax Return Amount with respect to a Tax Return is a positive amount, eCOST shall pay such amount to PC
Mall on or before the due date (without extensions) of the relevant PC Mall
Consolidated Federal Return or PC Mall Combined Return for the appropriate PC
Mall Consolidated Return Period. Such payment shall be reduced by any relevant estimated Tax payments made by eCOST for such taxable period pursuant to Section
2.5(c) of this Agreement. PC Mall may direct or allow the above payment to be made after the prescribed date. If all relevant information necessary to determine the amount of the payment is not available by the due date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the relevant
Tax Return is filed.

         (b) Payment from PC Mall to eCOST. For any PC Mall Consolidated Return
Period covered by this Agreement, if the eCOST Separate Tax Return Amount with respect to a Tax Return is a negative amount, PC Mall shall pay to eCOST the amount that would have been allowed as a net Tax Refund to eCOST within ten days of the date such Tax Return is filed. Such payment shall be increased by any estimated Tax payments with respect to such Tax Return made by eCOST for such taxable period pursuant to Section 2.5(c) of this Agreement. If all relevant information necessary to determine the amount of the payment is not available by the due date of such payment, such payment shall be based on estimates, and adjustments shall be made when sufficient information is available.

         (c) Federal Estimated Tax Payments. For any PC Mall Consolidated Return
Period covered by this Agreement for periods prior to the Distribution, in accordance with Section 6655(c) of the Code, eCOST shall pay to PC Mall quarterly installments of federal estimated Tax promptly, but not later than, the date immediately preceding each due date of the applicable estimated Tax payment with respect to a taxable period for which a PC Mall Consolidated Return or a PC Mall Combined Return will be filed. The amount of such payments for the first, second, third and fourth installments shall cumulatively equal twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) and one hundred percent (100%), respectively, of the estimated full-year eCOST
Separate Tax Return Amount (including minimum tax and environmental tax).

         (d) Combined Return Estimated Payments. eCOST shall pay to PC Mall payments of estimated Tax with respect to any PC Mall Combined Return for a PC
Mall Consolidated Return Period for periods prior to the Distribution. PC Mall shall advise eCOST of the due date of any such estimated Tax payment and the applicable percentage of estimated Tax required to be paid. The payment due from
eCOST shall equal the relevant percentage of the estimated full-year eCOST
Separate tax Return Amount. Settlement for such payment shall be made on or before the due date of the applicable estimated Tax payment. PC Mall may direct or allow such payment to be made after the prescribed date.

SECTION 2.6.  ADJUSTMENTS RESULTING IN UNDERPAYMENTS.

         In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Filing Party shall pay to the applicable
Governmental Authority when due any additional Tax due with respect to such Tax
Return required to be paid as a result of such adjustment pursuant to a Final
Determination. The Filing Party shall compute the amount attributable to eCOST and its Affiliates in accordance with Article II of this Agreement and eCOST shall pay to PC Mall any amount due PC Mall (or PC Mall shall pay eCOST any amount due eCOST) under Section 2 within thirty (30) days from the later of (i)
the date the additional Tax was paid by the Filing Party or (ii) the date of receipt of a written notice and demand from the Filing Party for payment of the amount due, accompanied by evidence of payment and a statement detailing the
Taxes paid and describing in reasonable detail the particulars relating thereto.
Any payments required under this Section 2.6 shall include interest computed pursuant to Section 3.5 of this Agreement based on the number of days from the date the additional Tax was paid by the Filing Party to the date of the payment under this Section 2.6.

SECTION 2.7.  SEPARATE TAX RETURNS.

         Except for PC Mall Federal Consolidated Federal Returns and PC Mall
Combined Returns, each Party shall be responsible for the preparation of any Tax
Return it is required to file. The Party required to file such Tax Return shall be liable for any Tax due with respect to such Tax Return, shall be entitled to any Refund of such Tax, and shall indemnify the other Party and its Indemnitees against any liability for such Tax.

SECTION 2.8.  POST-DISTRIBUTION TAX RETURNS.

         (a) PC Mall shall prepare and file or cause to be filed any Tax Return required to be filed by any member of the PC Mall Group for any
Post-Distribution Period.

         (b) eCOST shall file or cause to be filed any Tax Return required to be filed by eCOST for any Post-Distribution Period.

SECTION 2.9.  MANNER OF PREPARATION.

         (a) All Tax Returns filed on or after the Distribution Date shall be prepared on a basis that is consistent with the Tax Opinion obtained from
Morrison and Foerster LLP in connection with the Distribution (in the absence of a controlling change in law or circumstances). In the absence of a controlling change in law or circumstances and unless deviation from past practice would have no adverse effect on the other Party, all Tax Returns filed within three years after the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed; provided, however, that a Party preparing any Tax Return that does not conform to such past practices shall not be liable for any additional Tax liability imposed on the other Party, in whole or in part, as a result of such deviation from past practice if: (i) thirty (30)
days prior to the filing of such Tax Return, the Party preparing such Tax Return notifies the other Party if such other Party may be adversely affected; and (ii)
the Party preparing such Tax Return establishes that conformity with past practice involves a significant risk of the imposition of a penalty. Subject to the provisions of this Agreement, all decisions relating to the preparation of
Tax Returns shall be made in the sole discretion of the Party responsible under this Agreement for its preparation; provided, however, that if the other Party is included in such Tax Return, it shall have the right to review and comment on such Tax Return prior to the filing thereof.

         (b) Unless otherwise required by any Governmental Authority, the
Parties hereby agree to file all Tax Returns, and to take all other actions, in a manner consistent with the position that the Distribution Date is the last day on which eCOST is included in the PC Mall Consolidated Group. For any period that includes but does not end on the Distribution Date, to the extent permitted by law or administrative practice, the taxable year of eCOST shall be treated as ending on the Distribution Date.

                                   ARTICLE III
                                 PAYMENTS OF TAX

         In the event that one Party (the "Owing Party") is required to make a payment to another Party (the "Owed Party") pursuant this Agreement, then such payments shall be made according to this Article III.

SECTION 3.1.          IN GENERAL.

         All payments shall be made to the Owed Party or to the appropriate
Governmental Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20)
days after delivery of written notice of payment owing together with a computation of the amounts due.

SECTION 3.2.          TREATMENT OF PAYMENTS.

         Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party (other than payments of
After Tax Amounts pursuant to Section 3.4 of this Agreement and payments of interest pursuant to Section 3.5 of this Agreement) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes, subject to applicable law, as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

SECTION 3.3.          PROMPT PERFORMANCE.

         All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed as soon as practicable.

SECTION 3.4.          AFTER TAX AMOUNTS.

         If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 3.5 of this Agreement) is subject to any Tax, the
Party making such payment shall be liable for: (1) the After Tax Amount with respect to such payment; and (2) interest at the rate described in Section 3.5 of this Agreement on the amount of such After Tax Amount from the date such
After Tax Amount is due under this Agreement through the date of payment of such
After Tax Amount. A Party making a demand for a payment pursuant to this
Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

SECTION 3.5.          INTEREST.

         Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in
Section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                                   ARTICLE IV
                                 INDEMNIFICATION
SECTION 4.1.  eCOST INDEMNIFICATION.
         eCOST shall indemnify, defend and hold harmless the PC Mall Indemnitees from and against any and all Taxes for which eCOST is liable under this
Agreement, and loss, cost, damage, fine, penalty or expense, including reasonable attorneys' fees and costs, attributable to or resulting from any breach by eCOST of this Agreement or the failure of eCOST to make any payment required to be made under this Agreement.
SECTION 4.2.  PC MALL INDEMNIFICATION.
         PC Mall shall indemnify, defend and hold harmless the eCOST Indemnitees from and against any and all Taxes for which PC Mall is liable under this
Agreement, and loss, cost, damage, fine, penalty or expense, including reasonable attorneys' fees and costs, attributable to or resulting from any breach by PC Mall of this Agreement or the failure of PC Mall to make any payment required to be made under this Agreement.
SECTION 4.3.  PAYMENTS.
         All indemnification payments under this Agreement shall be made by PC
Mall directly to eCOST and by eCOST directly to PC Mall; provided however, that if the Parties mutually agree with respect to any such indemnification payment, any Affiliate of PC Mall, on one hand, may make such indemnification payment to any Affiliate of eCOST, on the other hand, and vice versa.
                                    ARTICLE V
                                 TAX-FREE STATUS
SECTION 5.1.  TAX OPINION AND OFFICER'S CERTIFICATES.

         (a) Each of PC Mall and eCOST hereby represents and agrees that (i) it will read the Officer's Certificates prior to the date submitted and (ii)
subject to any qualifications therein, all information contained in such
Officer's Certificates that concerns or relates to such Party or any Affiliate of such Party will be true, correct and complete.

         (b) PC Mall and eCOST acknowledge that the Tax Opinion and the
Officer's Certificates have not yet been obtained or submitted and may not be obtained or submitted until after the Offering. PC Mall and eCOST shall use their commercially reasonable efforts and shall cooperate in good faith to finalize the Officer's Certificates for the Distribution as soon as practicable hereafter and to cause the same to be submitted to Morrison and Foerster LLP and shall take other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinion in order to confirm the Tax-Free Status.

SECTION 5.2.  RESTRICTIONS ON eCOST.

         (a) eCOST agrees that it will not take or fail to take, or permit any
Affiliate of eCOST to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation that concerns or relates to eCOST or any
Affiliate of eCOST in any Officer's Certificates or Tax Opinion. eCOST agrees that it will not take or fail to take, or permit any Affiliate of eCOST to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) the Tax-Free Status, or (ii) any transaction contemplated by the
Distribution Agreement which is intended by the Parties to be tax-free from so-qualifying, including issuing any eCOST Capital Stock that would prevent that
Distribution from qualifying as a tax-free distribution under Section 355 of the
Code.

         (b) After the consummation of the Offering, eCOST agrees that it shall not take nor permit any Affiliate of eCOST to take, any action that could reasonably be expected to jeopardize PC Mall's Tax Control of eCOST. Without limiting the foregoing, eCOST agrees that, after the consummation of the
Offering and on or prior to the Distribution Date, eCOST shall not issue or grant, and shall not permit any Affiliate of eCOST to issue or grant, directly or indirectly, any eCOST Common Shares or any rights, warrants, options or other securities to purchase or acquire (whether upon conversion, exchange or otherwise) any eCOST Common Shares (whether or not then exercisable, convertible or exchangeable) except for grants of stock options to employees or directors of
eCOST that by their terms cannot be exercised until after the earlier of (i) the
Distribution Date or (ii) eighteen (18) months following the date on which the
Offering is consummated.

         (c) eCOST agrees that, from the Distribution Date until the first day after the three-year anniversary of the Distribution Date, it will (i) maintain its status as a company directly engaged in the Active Trade or Business and
(ii) not engage in any transaction that would result in it ceasing to be a company directly engaged in the Active Trade or Business.

         (d) eCOST agrees that, from the Distribution Date until the first day after the three-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction, or, to the extent that eCOST has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed
Acquisition Transaction to occur; (ii) merge or consolidate with any other
Person or liquidate or partially liquidate; (iii) in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that are transferred to eCOST pursuant to the Contribution or sell or transfer sixty percent (60%) or more of the gross assets of the Active Trade or
Business or sixty percent (60%) or more of the consolidated gross assets of
eCOST and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date); (iv) redeem or otherwise repurchase
(directly or through an Affiliate of eCOST) any stock of eCOST, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b)
of Revenue Procedure 96-30, 1996-1 CB 696; or (v) take any action or actions
(including any action or actions that would be reasonably likely to be inconsistent with any representation made by eCOST in the Officer's Certificates or the Tax Opinion, which in the aggregate (and taking into account any other transactions described in this Section 5.2(d)) which would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a
Fifty-Percent or Greater Interest in eCOST or otherwise jeopardizing the
Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (v), eCOST obtains, and provides to PC Mall, a ruling from the IRS or a written opinion from Tax Counsel which opinion is reasonably acceptable to PC Mall that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the
Distribution under Section 355 or Section 368 of the Code and will not cause
Section 355(e) of the Code to apply to the transaction.

         (e) If eCOST proposes to enter into any Section 5.2(e) Acquisition
Transaction, or to the extent eCOST has the right to prohibit any Section 5.2(e)
Acquisition Transaction, proposes to permit any Section 5.2(e) Acquisition
Transaction to occur, in each case, during the period from the Distribution Date until the first day after the three-year anniversary of the Distribution Date,
eCOST shall provide to PC Mall, no later than ten (10) days following the signing of any written agreement with respect to the Section 5.2(e) Acquisition
Transaction, with a written description of such transaction (including the type and amount of eCOST Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of eCOST to the effect that the Section
5.2(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any
other transaction to which the requirements of Section 5.2(d) apply (a "Board
Certificate").

SECTION 5.3.  RESTRICTIONS ON PC MALL.

         PC Mall agrees that it will not take or fail to take, or permit any member of the PC Mall Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in any Officer's Certificates or Tax Opinion. PC Mall agrees that it will not take or fail to take, or permit any member of the PC Mall Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) the Tax-Free Status; or
(ii) any other transaction contemplated by the Distribution Agreement which is intended by the Parties to be tax-free from so qualifying; provided however, that this Section 5.3 shall not be construed as obligating PC Mall to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 4.3 of the Distribution Agreement nor shall it be construed as preventing PC Mall from terminating the Distribution Agreement pursuant to
Section 12.2 thereof.

SECTION 5.4.  LIABILITY FOR TAX-RELATED LOSSES.

         (a) Notwithstanding anything in this Agreement or the Distribution
Agreement to the contrary, subject to Section 5.4(c), eCOST shall be responsible for, and shall indemnify and hold harmless PC Mall and its Affiliates and each of their respective officers, directors and employees from and against one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) after the Distribution Date, the acquisition (other than pursuant to the Contribution and the Distribution)
of all or a portion of eCOST's stock and/or its assets by any means whatsoever by any Person, (ii) after the Distribution Date, any negotiations, understandings, agreements or arrangements by eCOST with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the
Distribution to be treated as part of a plan pursuant to which one or more
Persons acquire directly or indirectly stock of eCOST representing a
Fifty-Percent or Greater Interest therein; (iii) after the Distribution Date, any act or failure to act by eCOST or any Affiliate of eCOST described in
Section 5.2 (regardless of whether such act or failure to act is covered by a ruling or tax opinion described in Section 5.2(d), or a Board Certificate described in Section 5.2(e)); or (iv) any breach by eCOST of its agreement and representation set forth in Section 5.1(a) after the Distribution Date.

         (b) Notwithstanding anything in this Agreement or the Distribution
Agreement to the contrary, subject to Section 5.4(c), PC Mall shall be responsible for, and shall indemnify and hold harmless eCOST and its Affiliates and each of their respective officers, directors and employees from and against one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution and the Distribution) of all or a portion of PC
Mall's stock and/or its assets by any means whatsoever by any Person other than an Affiliate of PC Mall; (ii) any negotiations, understandings, agreements or arrangements by PC Mall with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of PC Mall representing a Fifty-Percent or Greater Interest therein; (iii) any act or failure to act by PC Mall or any Affiliate of PC Mall described in Section 5.3; or (iv) any breach by PC Mall of its agreement and representation set forth in Section 5.1(a).

         (c) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 5.4(a) and (b) hereof, responsibility for such Tax-Related
Loss shall be shared by PC Mall and eCOST according to relative fault.

                                   ARTICLE VI
                         APPORTIONMENT OF TAX ATTRIBUTES

         (a) If the PC Mall Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute that shall be apportioned to eCOST and treated as a carryover to the first Post-Distribution Period of eCOST shall be determined in accordance with Treasury Regulation Sections 1.1502-21(b), 1.1502-22(b),
1.1502-79 and 1.1502-79A; provided, however, that the portion, if any, of any consolidated unused Foreign Tax credit which shall be apportioned to eCOST or such member shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

         (b) No consolidated U.S. federal income Tax Attribute of the PC Mall
Consolidated Group, other than those described in Section 6.1(a) hereof, and no consolidated, combined or unitary state, local, or foreign income Tax Attribute arising in respect of a PC Mall State, Local and Foreign Return, shall be apportioned to eCOST, except as PC Mall (or such member of the PC Mall Group as
PC Mall shall designate) determines is otherwise required under the provisions of applicable law.

         (c) PC Mall shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to
eCOST in accordance with this Section 6.1 and applicable law, and the amount of tax basis and earnings and profits to be apportioned to eCOST in accordance with applicable law, and shall provide written notice of the calculation thereof to
eCOST as soon as practicable after the information necessary to make such calculation becomes available to PC Mall.

         (d) eCOST shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns for which it is responsible under this
Agreement, so as to take into account, to the extent permitted by applicable law, any Tax Attribute (and the amount of tax basis and earnings and profits)
apportioned to eCOST as calculated pursuant to Section 6.1(c) hereof. Until such time as any such Tax Attribute has been utilized by eCOST (or would have been so utilized had eCOST complied with the requirements of the previous sentence),
eCOST shall, in connection with each Income Tax Return filed by it, provide PC
Mall with a statement, signed by eCOST's chief financial officer and certified by eCOST's independent accounting firm, setting forth in reasonable detail a calculation of the extent to which any such Tax Attribute was utilized on such
Income Tax Return (or would have been so utilized had eCOST complied with the requirements of the previous sentence).

         (e) Notwithstanding any other provision of this Agreement, eCOST hereby expressly agrees to elect (under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or Foreign Tax law)
to relinquish any right to carry back net operating losses for any tax year with respect to which such net operating loss could otherwise be carried back into a
Consolidated Return or a Combined Return (in which event no payment shall be due from PC Mall to eCOST in respect of such net operating loss).

         (f) PC Mall shall be entitled to all Refunds (and any interest thereon received from the applicable Governmental Authority) in respect of Income Taxes for all PC Mall Consolidated Return Periods. Except to the extent provided in
Section 6.1(e), eCOST shall be entitled to all Refunds (and any interest thereon received from the applicable Governmental Authority) in respect of Income Taxes paid by eCOST for all Post-Distribution Periods. A Party receiving a Refund to which another Party is entitled pursuant to this Section 6.1(f) shall pay the amount to which such other Party is entitled within ten (10) days after such
Refund is Actually Realized. PC Mall shall be permitted to file, and eCOST shall fully cooperate with PC Mall in connection with, any claim for Refund in respect of an Income Tax for which any member of the PC Mall Group is responsible pursuant to Section 2 hereof. Any costs and expenses, if any, incurred in connection with obtaining a Refund shall be borne by the Party that is entitled to such Refund under this Section 6.1(f).

                                   ARTICLE VII
                           COMPENSATORY STOCK OPTIONS

SECTION 7.1.  DEDUCTIONS.

         (a) All compensation deductions attributable to the amounts included in the gross income of a PC Mall Optionee whether such amounts of gross income are attributable to the exercise of a PC Mall Option or an eCOST Option shall be allocated to and claimed by the PC Mall Group and eCOST shall not report such deductions on its Income Tax Returns.

         (b) All compensation deductions attributable to the amounts included in the gross income of an eCOST Optionee as a result of the exercise of an eCOST
Option or a PC Mall Option after the Distribution Date shall be allocated to and claimed by eCOST and the PC Mall Group shall not report such deductions on its
Income Tax Returns.

SECTION 7.2.  Withholding AND INFORMATION REPORTING.

         (a) PC Mall shall be responsible for any payroll Taxes, withholding
Taxes and information reporting arising out of the exercise of a PC Mall Option or an eCOST Option by a PC Mall Optionee, and eCOST shall be responsible for any payroll Taxes, withholding Taxes and information reporting arising out of the exercise of a PC Mall Option or an eCOST Option by an eCOST Optionee.

         (b) With respect to any eCOST Option held by a PC Mall Optionee, and with respect to any PC Mall Option held by an eCOST Optionee, (each, a
"Crossover Option") such entity as mutually designated by PC Mall and eCOST shall act as the recordkeeper for the Crossover Options. If the exercise of
Crossover Options is made pursuant to a broker-assisted cashless exercise through the recordkeeper in accordance with the regulations of the Federal
Reserve Board, then immediately after such exercise, the recordkeeper shall sell the number of shares necessary to remit the following payments (which may be all the shares): (i) to the issuer of the option, the exercise price; and (ii) to the employer of the option holder, the employee's share of income and payroll taxes. The recordkeeper shall thereafter remit to the option holder (i) the balance of the proceeds from the sale of all shares or (ii) the remaining whole shares and cash for any fractional shares, as applicable.

SECTION 7.3.  COOPERATION.

         PC Mall and eCOST agree to act (or to take such action) with respect to such Tax deductions, and with respect to fulfilling the payroll Tax, withholding
Tax and information reporting obligations, consistent with Sections 7.1 and 7.2 above, as are reasonably necessary or appropriate to achieve, maintain and/or preserve such tax results.

                                  ARTICLE VIII
                   TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

SECTION 8.1.   TAX AUDITS AND CONTROVERSIES.

         (a) In General. Except as otherwise provided in this Agreement, the
Party responsible for filing a Tax Return pursuant to Section 2 of this
Agreement (the "Filing Party") shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of the PC Mall
Group and eCOST in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or Adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

         (b) Participation of Non-Filing Party. Except as otherwise provided in this Agreement, the Non-Filing Party shall have the right to assume control over decisions to resolve, settle or otherwise agree to any deficiency, claim or
Adjustment with respect to any Sole Responsibility Item for which the Non-Filing
Party's responsibility under this Agreement could exceed ten thousand dollars
($10,000); provided, that the Non-Filing Party acknowledges in writing that it has sole liability, as between the Filing Party and the Non-Filing Party, for such deficiency, claim or Adjustment. The Filing Party shall not settle any
Audit they control concerning a Tax Item on a basis that would materially adversely affect the Non-Filing Party without obtaining such Non-Filing Party's consent, which consent shall not be unreasonably withheld if failure to consent would adversely affect the Filing Party.

         (c) Notice. Within ten (10) days after a Party receives a written notice from a Governmental Authority of a proposed Adjustment to a Tax Item
(irrespective of whether such proposed Adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such Party shall notify the other
Party of such proposed Adjustment, and thereafter shall promptly forward to the other Party copies of notices and communications with any Governmental Authority relating to such proposed Adjustment; provided, however, that the failure to provide such notice shall not release the indemnifying Party from any of its obligations under this Agreement except to the extent that such indemnifying
Party is materially prejudiced by such failure.

SECTION 8.2.  ASSISTANCE AND COOPERATION; RELIANCE.

         (a) After the Offering, the Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including: (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any
Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes; (iii) examinations of Tax Returns; and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.
Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates reasonably available to such other Party as provided in Section 8.3. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel
(including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

         (b) Any information or documents provided under this Section 8.2 shall be kept confidential by the Party receiving the information or documents as provided in Section 8.5, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this
Agreement or any other agreement to the contrary, (i) neither PC Mall nor any
Affiliate of PC Mall shall be required to provide eCOST, any Affiliate of eCOST or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to eCOST, an Affiliate of
eCOST or the business or assets of eCOST or any Affiliate of eCOST and (ii) in no event shall PC Mall or any Affiliate of PC Mall be required to provide eCOST, any Affiliate of eCOST or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. In addition, in the event that PC Mall determines that the provision of any information to eCOST or any Affiliate of eCOST could be commercially detrimental, violate any law or agreement or waive any privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations under this Section 8.2 in a manner that avoids any such harm or consequence.
      (c) eCOST and PC Mall acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by PC Mall or
eCOST pursuant to Section 8.2(a) or (b), or this Section 8.2(c). eCOST and PC
Mall acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by PC Mall or eCOST could cause irreparable harm.

      (d) Each Party shall provide to the other Party information and documents relating to its respective Affiliates required by the other Party to prepare Tax
Returns. Any information or documents the Filing Party requires to prepare such
Tax Returns shall be provided in such time and form as is reasonably required and necessary for the Filing Party to file such Tax Returns on a timely basis.

      (e) In the event that eCOST fails to provide any information requested by
PC Mall pursuant to this Section 8.2, within the deadlines as set forth herein
(or otherwise reasonably set by PC Mall and agreed to by eCOST, such agreement not to be unreasonably withheld), PC Mall shall have the right to engage a nationally recognized public accounting firm of its choice (the "Accountant"), in its sole and absolute discretion, to gather such information directly from
eCOST or any Affiliate of eCOST. eCOST and its Affiliates agree, upon ten business days' notice by PC Mall, in the case of a failure by eCOST to provide information pursuant to this Section 8.2, to permit any such Accountant full access to all records or other information requested by such Accountant that are in the possession of eCOST or any Affiliate of eCOST during reasonable business hours. eCOST agrees to promptly pay PC Mall all reasonable costs and expenses incurred by PC Mall in connection with the engagement of such Accountant.

      (f) If eCOST or any of its Affiliates supplies information to PC Mall or any of its Affiliates in connection with a Tax liability and an officer of PC
Mall or any of its Affiliates signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of PC Mall or such Affiliate of PC Mall identifying the information being so relied upon, the chief financial officer of eCOST (or any officer of eCOST as designated by the chief financial officer of eCOST) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
eCOST agrees to indemnify and hold harmless PC Mall, its Affiliates, and their directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to eCOST or any of its Affiliates having supplied, pursuant to this Section 8, PC Mall or any of its Affiliates with inaccurate or incomplete information in connection with a Tax liability.

      (g) If PC Mall or any of its Affiliates supplies information to eCOST or any of its Affiliates in connection with a Tax liability and an officer of eCOST or any of its Affiliates signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of eCOST or such Affiliate of eCOST identifying the information being so relied upon, the chief financial officer of PC Mall (or any officer of PC Mall as designated by the chief financial officer of PC Mall) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. PC Mall agrees to indemnify and hold harmless eCOST, its Affiliates, and their directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to PC Mall or any of its Affiliates having supplied, pursuant to this Section 8, eCOST or any of its Affiliates with inaccurate or incomplete information in connection with a Tax liability.

SECTION 8.3.  RETENTION OF RECORDS; ACCESS.

         Beginning on the Distribution Date, PC Mall and eCOST shall, and shall cause each of their Affiliates to:

         (a) retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by PC Mall and its Affiliates and for any Audits and litigation relating to such Tax Returns or to any Taxes payable by PC Mall or its Affiliates; and
         (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel and premises for the purpose of the review or Audit of such reports or returns to the extent relevant to an obligation or liability of a
Party under this Agreement and in accordance with the provisions of Article IX of the Distribution Agreement.

         (c) The obligations set forth in Sections 8.3(a) and 8.3(b) hereof shall continue until the final conclusion of any Audit or litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer.

SECTION 8.4.   DISPUTE RESOLUTION.

         Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this
Agreement or otherwise arising out of, or in any way related to this Agreement, shall be resolved in the manner set forth in Article X of the Distribution
Agreement.

SECTION 8.5.  CONFIDENTIALITY; OWNERSHIP OF INFORMATION; PRIVILEGED INFORMATION.

         The provisions of Article IX of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and between the Parties in carrying out the intent of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.1.  COMPLETE AGREEMENT; CONSTRUCTION.

         This Agreement, the Distribution Agreement, including the exhibits and schedules, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any
Schedule hereto, the Schedule shall prevail.

SECTION 9.2.  COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 9.3.  SURVIVAL OF AGREEMENTS.

         Except as otherwise provided by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the
Distribution Date.

SECTION 9.4.  EXPENSES.

         Except as otherwise set forth in this Agreement, all costs and expenses in connection with the preparation, execution, delivery and required implementation of this Agreement shall be charged to and paid by the Parties in accordance with Section 13.9 of the Distribution Agreement.

SECTION 9.5.  NOTICES.

         All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  (i) if to PC Mall, to:

                           PC Mall, Inc.
                           2555 West 190th Street, Suite 201
                           Torrance, CA 90504
                           Telecopy: (310) 353-7435
                           Attn: Chief Financial Officer

                           With a copy to:

                           PC Mall, Inc.
                           2555 West 190th Street, Suite 201
                           Torrance, CA 90504
                           Telecopy: (310) 630-3992
                           Attn: General Counsel

                  (ii) if to eCOST, to:

                           eCOST.com, Inc.
                           2555 West 190th Street, Suite 106
                           Torrance, CA 90504
                           Telecopy: (310) 630-3578
                           Attn:  Chief Executive Officer

SECTION 9.6.  WAIVERS.

         The failure of any Party to require strict performance by any other
Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

SECTION 9.7.  AMENDMENTS.

         Subject to the terms of Section 9.9 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the
Parties hereto.

SECTION 9.8.  ASSIGNMENT.

         This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 9.9.  SUCCESSORS AND ASSIGNS.

         The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 9.10.  TERMINATION.

         This Agreement may be terminated at any time prior to the Effective
Date by and in the sole discretion of PC Mall as provided in Section 12.2 of the
Distribution Agreement. In the event of such termination, neither Party shall have any liability of any kind to the Party or any other person. After the
Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties hereto.

SECTION 9.11.  AFFILIATES.

         Each of the Parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliates of such Party or by any entity that is contemplated to be an Affiliate of such Party on and after the Distribution
Date. For the sake of clarity, eCOST and any of its Affiliates shall not be deemed to be an Affiliate of PC Mall under this Section 9.11.

SECTION 9.12.  THIRD PARTY BENEFICIARIES.

         This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 9.13.  TITLE AND HEADINGS.

         Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.14.  EXHIBITS AND SCHEDULES.

The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 9.15.  GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE
PERFORMED IN THE STATE OF CALIFORNIA.

SECTION 9.16.  CONSENT TO JURISDICTION.

         Without limiting the provisions of Section 8.4 hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Superior
Court of the State of California, Los Angeles County, and (b) the United States
District Court for the Central District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District
Court for the Central District of California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the
Superior Court of the State of California, Los Angeles County. Each of the
parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this
Section 9.16. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) Superior Court of the State of California, Los Angeles County, or (ii) the United States
District Court for the Central District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.17.  SEVERABILITY.

         In the event any one or more of the provisions contained in this
Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The
Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                                     PC MALL, INC.,
                                                     a Delaware Corporation

                                                     By: /s/ Theodore R. Sanders
                                                     Name: Theodore R. Sanders
                                                     Title: Chief Financial Officer

                                                     eCOST.COM, INC.,
                                                     a Delaware Corporation

                                                     By: /s/ Adam Shaffer
                                                     Name:  Adam Shaffer
                                                     Title:    Chief Executive Officer